EXHIBIT 99.2

For Release: May 5, 2008

ResCap Commences Private Exchange Offers and Cash Tender Offers for U.S. Dollar Equivalent $14.0 Billion Outstanding Principal Amount of its Outstanding Debt Securities

MINNEAPOLIS — Residential Capital, LLC (“ResCap”) today announced that it has commenced offers to exchange any and all of the U.S. dollar equivalent $12.8 billion outstanding notes of ResCap listed in the table below for newly issued notes (the “new notes”), upon the terms and subject to the conditions set forth in its Offering Memorandum and Consent Solicitation Statement dated May 5, 2008 (the “offering memorandum”), and the related letter of transmittal and consent (the “exchange offers”). The terms set forth below are the same as the terms previously disclosed in ResCap’s announcement on May 2, 2008.

The new notes will be issued by ResCap, will be guaranteed by subsidiaries of ResCap and will be secured by a security interest in substantially all of ResCap's existing and after acquired unencumbered assets remaining available to be pledged as collateral.

			Consideration per $1,000 Principal Amount of Old Notes Tendered
			Principal Amount of New Notes to be Issued
CUSIP/ISIN	Outstanding Principal Amount	Title of Old Notes to be Tendered	Tender Prior to Early Delivery Time	Tender After Early Delivery Time
2008-2009 Notes
76113BAL3 / US76113BAL36	$398,848,000	Floating Rate Notes due 2008 (1)	$1,000.00	$970.00
76113BAK5 / US76113BAK52	$684,014,000	8.125% Notes due 2008 (1)	$1,000.00	$970.00
76113BAQ2 / US76113BAQ23	$714,000,000	Floating Rate Notes due April 2009 (1)	$900.00	$870.00
76114EAB8 / US76114EAB83	$949,000,000	Floating Rate Notes due May 2009	$900.00	$870.00
76113BAN9 / US76113BAN91 U76134AD4 / USU76134AD49	$576,961,000	Floating Rate Subordinated Notes due 2009 (1)	$800.00	$770.00
2010-2015 Notes
76113BAF6 / US76113BAF67 76113BAC3 / US76113BAC37 U76134AC6 / USU76134AC65	$2,154,500,000	8.375% Notes due 2010 (1)	$800.00	$770.00
XS0307840735	€542,800,000	Floating Rate Notes due 2010	$800.00	$770.00
76113BAM1 / US76113BAM19	$1,243,500,000	8.000% Notes due 2011 (1)	$800.00	$770.00
XS0254758872	€550,000,000	7.125% Notes due 2012 (1)	$800.00	$770.00
76114EAC6 / US76114EAC66	$928,500,000	8.500% Notes due 2012	$800.00	$770.00
76113BAR0 / US76113BAR06	$1,604,500,000	8.500% Notes due 2013 (1)	$800.00	$770.00
XS0254759920	£348,920,000	8.375% Notes due 2013 (1)	$800.00	$770.00
XS0307841469	£363,000,000	9.875% Notes due 2014	$800.00	$770.00
76113BAE9 / US76113BAE92 U76134AB8 / USU76134AB82	$486,500,000	8.875% Notes due 2015 (1)	$800.00	$770.00
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(1)  Listed on the Luxembourg Stock Exchange. Following consummation of the offers, ResCap intends to delist the old notes from the Luxembourg Stock Exchange.

In the exchange offers, ResCap is offering to issue new 8.500% Senior Secured Guaranteed Notes due May 15, 2010 in exchange for any and all old notes (as defined below) that mature in 2008 and 2009 listed in the table above (the “old 2008-2009 notes”). In addition, ResCap is offering to issue new 9.625% Junior Secured Guaranteed Notes due May 15, 2015 in exchange for any and all old notes that mature in 2010 through 2015 (the “old 2010-2015 notes” and, together with the old 2008-2009 notes and the June 2008 notes (as defined below), the “old notes”). ResCap will mandatorily redeem one-third of the original principal amount of each Junior Secured Guaranteed Note on May 15, 2013 and May 15, 2014 with the remaining principal amount paid at maturity. All new notes will be denominated in U.S. dollars. The principal amount of new notes issuable in exchange for each $1,000 principal amount (or Sterling or Euro equivalent thereof) of old notes is listed in the table above. The offer to exchange old notes listed in the table above for new notes is not subject to proration. The Senior Secured Guaranteed Notes will be secured on a second lien basis by the collateral for the proposed new $3.5 billion credit facility referred to below. The Junior Secured Guaranteed Notes will be secured on a third lien basis by the collateral for that facility.

In addition, holders participating in the exchange offers (such holders, “participating holders”) may elect to receive cash in lieu of the new notes that they would otherwise receive, pursuant to a “modified Dutch auction” process that is described in the offer documents (the “auction process”). Each participating holder electing to receive cash pursuant to the auction process, must submit a price denominated in U.S. dollars (an “indicative offer price”) that specifies the minimum amount of cash such participating holder wishes to receive in lieu of each $1,000 principal amount of new notes it would otherwise receive for tendered old notes listed in the table above. The indicative offer price specified by a participating holder of old 2008-2009 notes can be no less than $850 per $1,000 principal amount of new notes, the indicative offer price specified by a participating holder of old 2010-2015 notes can be no less than $650 per $1,000 principal amount of new notes, and in both cases the indicative offer price specified by a participating holder can be no greater than $1,000 per $1,000 principal amount of new notes. The amounts of cash that ResCap expects to have available to pay participating holders in lieu of new notes that they would otherwise receive in the exchange offers will be $700 million with respect to the old 2008-2009 notes and $500 million with respect to the old 2010-2015 notes. Holders will receive new notes in exchange for old notes listed in the table above submitted but not accepted in the auction process.

Only old notes listed in the table above that are tendered in the exchange offers may participate in the auction process. However, old notes listed in the table above may be tendered in the exchange offers without participating in the auction process.

ResCap also announced today that it has commenced a cash tender offer for any and all of its outstanding $1,198,710,000 in aggregate principal amount of Floating Rate Notes due June 9, 2008 (the “June 2008 notes”) at a purchase price of $1,000 per $1,000 principal amount (the “June 2008 offer” and, together with the exchange offers, collectively, the “offers”) upon the terms and subject to the conditions set forth in the offering memorandum and the related letter of transmittal and consent. The total purchase price for each $1,000 principal amount of June 2008 notes includes an early delivery payment of $30.00 per $1,000 principal amount. The CUSIP and ISIN for the June 2008 notes are 76114EAA0 and US76114EAA01, respectively.

In conjunction with the offers, ResCap is soliciting consents to certain proposed amendments to the indentures under which the old notes were issued. The proposed amendments to the old notes would release the subsidiary guarantees of ResCap’s obligations under the old notes and would eliminate certain of the restrictive covenants and events of default currently in the indentures. However, the proposed amendments are not necessary for the issuance of the new notes and the new subsidiary guarantees or for the pledge of collateral for the new notes and subsidiary guarantees. Accordingly, the offers are not conditioned on receipt of the requisite consents to adopt the proposed amendments.

Claims with respect to new notes will be effectively senior to claims with respect to unexchanged old notes (to the extent of the value of the collateral securing the new notes). In addition, claims with respect to new notes will be effectively senior to claims with respect to unexchanged old notes to the extent of the value of all of the assets of the subsidiary guarantors if the requisite consents from holders of the senior old notes are received. Claims with respect to new notes will be contractually senior to the subordinated old notes.

In the offers, ResCap is offering an early delivery payment, which in the case of the June 2008 notes and old notes that are accepted in the auction process, will be paid in cash, and, in the case of all other old notes, will be paid in principal of new notes. The early delivery payment will be paid only to holders who validly tender their old notes, which tender will be deemed to include their consents to the proposed amendments, prior to 5:00 p.m., New York City time, on May 16, 2008, unless extended by ResCap with respect to any or all series of old notes (the “early delivery time”), and do not validly withdraw their tenders.

The offers will expire at 11:59 p.m., New York City time, on June 3, 2008, unless extended by ResCap with respect to any or all series of old notes. Tendered old notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on May 16, 2008, unless extended by ResCap with respect to any or all series of old notes, but not thereafter.

Holders of old notes accepted in the offers will receive a cash payment (paid in the currency of such old notes) equal to the accrued and unpaid interest in respect of such old notes from the most recent interest payment date to, but not including, the settlement date.

The offers are conditioned on the satisfaction or waiver of certain conditions. In particular, the offers are conditioned on ResCap entering into a new first lien senior secured credit facility, providing for at least $3.5 billion of commitments on terms acceptable to ResCap. As a result of these conditions, ResCap may not be required to exchange or purchase any of the old notes tendered. The offers are not conditioned on receipt of the requisite consents with respect to the old notes. ResCap is currently in negotiations with GMAC LLC (“GMAC”), who would act as the lender under this new first lien senior secured credit facility which, if entered into, will be on terms acceptable to ResCap and GMAC. The new facility would (i) fund the cash required for the offers, (ii) repay ResCap's term loan maturing in July 2008 and (iii) replace ResCap's existing $875.0 million 364-day and $875.0 million 3-year revolving bank credit facilities.

The new notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws and, unless so registered, the new notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof. Accordingly, the new notes are being offered and issued only (i) in the United States to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), or QIBs, and (ii) outside the United States to non-U.S. persons (as defined in Regulation S under the Securities Act) who are “qualified investors” within the meaning of Article 2.1(e) of the Prospectus Directive as adopted within each relevant member state of the European Economic Area, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act. ResCap will enter into a registration rights agreement pursuant to which, under certain circumstances, it will agree to file an exchange offer registration statement or a shelf registration statement with respect to the new notes.

The complete terms and conditions of the offers are set forth in the informational documents relating to the offers. The offers are subject to significant conditions that are further described in the informational documents.

Documents relating to the offers will only be distributed to noteholders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter should contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 470-3800 (U.S. Toll-free) or (212) 925-1630 (Collect).

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offers to buy or exchange the old notes, as applicable, are only being made pursuant to the offering memorandum and the related letter of transmittal and consent that ResCap is distributing to holders of the old notes. The offers are not being made to holders of the old notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the offers to be made by a licensed broker or dealer, the offers will be deemed to be made on behalf of ResCap by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Forward-Looking Statements

In this press release, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and ResCap’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Form 10-K for ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding to sustain growth for ResCap; the ability to maintain an appropriate level of debt; recent developments in the residential mortgage market, especially in the nonprime sector; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which ResCap’s mortgage subsidiaries operate; changes in our contractual servicing rights; costs and risks associated with litigation; changes in ResCap’s accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; failure to remediate a material weakness in ResCap’s internal controls that could result in material misstatements in its financial statements in future periods; changes in the credit ratings of ResCap; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations. Investors are cautioned not to place undue reliance on forward-looking statements. ResCap does not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:

Gina Proia
GMAC Financial Services
917-369-2364
gina.proia@gmacfs.com

Toni Simonetti
GMAC Financial Services
917-369-2360
toni.simonetti@gmacfs.com